Exhibit 5.2

CONSENT OF STIKEMAN ELLIOTT LLP

We hereby consent to the references to us on the front cover page of, and under the headings “Interest of Experts”, “Legal Matters” and “Enforceability of Civil Liabilites” in, the preliminary short form base shelf prospectus dated June 5, 2020 (the “Prospectus”) forming a part of the registration statement on Form F-10 of Ballard Power Systems Inc. In giving this consent, we do not acknowledge that we come within the category of persons whose consent is required by the United States Securities Act of 1933, as amended, or the rules and regulations thereunder.

/s/ Stikeman Elliott LLP

Stikeman Elliott LLP

Vancouver, British Columbia

June 5, 2020